Exhibit 99.2

CARBON NATURAL GAS COMPANY

PRO FORMA FINANCIAL INFORMATION (Unaudited)

Property Acquisition

On April 22 and June 29, 2011, Carbon Natural Gas Company (the “Company”), through its indirect subsidiary, Nytis Exploration Company LLC (“Nytis LLC”) effected an initial and subsequent close, respectively, under a February 14, 2011 Asset Purchase Agreement, as amended (the “APA”), with The Interstate Natural Gas Company, LLC and certain related parties, as seller (hereafter collectively referred to as “ING”), of certain gas and oil assets (the “ING Assets”).  The initial closing was held on April 22, 2011 for the purchase of approximately 45 natural gas wells for approximately $1.5 million.  The subsequent closing was held on June 29, 2011 for the purchase of the remaining assets consisting of interests in approximately 385 producing wells (total 430 producing wells), natural gas gathering and compression facilities and other related assets, for approximately $23.2 million.  The Company paid a total of approximately $25.9 million cash for the ING Assets which included additional purchase price adjustments and $600,000 consideration for extending the date of the final closing.

Common and Preferred Stock Offering

On June 29, 2011, the Company entered into a common stock purchase agreement with various institutional investors and other accredited investors for the private placement of 44,444,444 shares of the Company’s common stock at a price of $0.45 per share, and a preferred stock purchase agreement with an institutional investor and affiliate of the Company’s current majority stockholders, for the private placement of 100 shares of the Company’s Series A Convertible Preferred Stock at a price of $100,000 per share, automatically convertible to 22,222,222 shares of common stock upon the effective date of the Company filing a Certificate of Amendment to its Certificate of Incorporation to increase its authorized common stock shares from 100,000,000 to 200,000,000 shares. Effective July 18, 2011, Carbon amended its Certificate of Incorporation thereby increasing its authorized common stock shares from 100,000,000 to 200,000,000 shares, and concurrently, the 100 shares of Series A Convertible Preferred Stock were converted into 22,222,222 shares of Carbon’s $0.01 par value per share common stock.

The $30 million in gross proceeds from the offering was before the deduction of fees payable to the placement agents, representing five percent of gross proceeds ($1.5 million), plus reimbursement of certain expenses and legal fees they incurred of approximately $355,000, as well as other fees and expenses of approximately $375,000 incurred by the Company in connection with the private placement.

Reverse Merger

On February 14, 2011, pursuant to a Merger Agreement by and among St. Lawrence Seaway Corporation (“SLSC”), St. Lawrence Merger Sub, Inc. (“Merger Co”) and Nytis Exploration (USA) Inc. (“Nytis USA”), Merger Co merged with and into Nytis USA with Nytis USA remaining as the surviving subsidiary of SLSC.  Per the terms of the Merger Agreement, in exchange for all the outstanding common shares of Nytis USA, SLSC issued 47,000,003 shares of common stock of SLSC (restricted under SEC Rule 144) which represented an exchange ratio of approximately 1,631 shares of SLSC for each share of Nytis USA. All share amounts, including those for which any securities are exercisable or convertible, have been adjusted to reflect the conversion ratio used in the merger.

Subsequent to the merger, the Company believed that the continued use of the name St. Lawrence Seaway Corporation might result in market confusion regarding the Company’s current planned operations and business objectives.  The Company believed the name “Carbon Natural Gas Company” was more descriptive of the business operations in which the Company engages.  This action was implemented by filing an Amended and Restated Certificate of Incorporation with the State of Delaware which become effective May 2, 2011.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma financial statements and related footnotes give effect to the acquisition of the ING Assets from ING and the reverse merger with SLSC as discussed above. The unaudited pro forma combined statements of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 combine the Company’s historical consolidated statements of operations, the revenues and direct operating expenses of the ING Assets acquired from ING, the historical statements of operations of SLSC and the pro forma adjustments as if the acquisition of the ING Assets and the reverse merger with SLSC both occurred on January 1, 2010.

A pro forma balance sheet as of June 30, 2011 is not included in the accompanying unaudited pro forma financial statements as the acquisition was completed on April 22 and June 29, 2011 and the results of the acquisition are already included in the Company’s balance sheet as of June 30, 2011.  Additionally, a deminimus amount of revenues and earnings related to the ING Assets are included in the statement of operations for the six months ended June 30, 2011 of the Company and therefore are not significant to show as a pro forma adjustment.

The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Company believes to be reasonable under the circumstances. Pursuant to the Securities and Exchange Commission’s Article 11 of Regulation S-X, pro forma adjustments include the effects of events that are directly attributable to the acquisition and are factually supportable. As actual adjustments may differ from pro forma adjustments, the unaudited pro forma combined financial information has been prepared for informational purposes only. It is not intended to be indicative of the Company’s results of operations or financial position that might have been achieved had the acquisition been completed as of the dates presented, or the Company’s future results of operations or financial position.

These unaudited pro forma combined financial statements should be read in conjunction with the Company’s Annual Report on Form 8-K/A, dated April 15, 2011.

CARBON NATURAL GAS COMPANY, NYTIS EXPLORATION (USA) INC. & ACQUIRED ING ASSETS

Pro Forma Combined Statement of Operations

(unaudited)

	Historical
	Two Months	Six Months	Six Months
	Ended	Ended	Ended
	February 14,	June 30,	June 30,
	2011	2011	2011	Pro Forma
			Acquired	Adjustment for
	Carbon Natural Gas Company		ING	Acquired
In thousands, except per share data	(formerly St. Lawrence Seaway Corporation)		Assets	ING Assets	Notes	Combined
Revenue:
Oil and gas	$—	$2,506	$4,093	$—		$6,599
Commodity derivative gain	—	125	—	—		125
Other income	—	189	206	—		395
Total revenue	—	2,820	4,299	—		7,119

Expenses:
Lease operating expenses	—	689	345	—		1,034
Transportation and processing costs	—	272	1,296	(1,016)	(a)	552
Production and property taxes	—	197	182	—		379
General and administrative	33	2,589	—	(416)	(c)	2,206
Depreciation, depletion and amortization	—	747	—	758	(b)	1,505
Accretion of asset retirement obligations	—	12	—	33	(g)	45
Impairment of oil and gas properties	—	8,379	—	(758)	(e)	7,621
Total expenses	33	12,885	1,823	(1,399)		13,342

Operating income (loss)	(33)	(10,065)	2,476	1,399		(6,223)

Other income and (expense):
Interest expense	—	(192)	—	—		(192)
Other	—	(12)	—	—		(12)
Equity investment income	—	41	—	—		41
Total other income and (expense)	—	(163)	—	—		(163)

Income (loss) before income taxes	(33)	(10,228)	2,476	1,399		(6,386)

Provision for income taxes	—	—	—	—		—

Net income (loss)	(33)	(10,228)	2,476	1,399		(6,386)

Net (income) loss attributable to non-controlling interests	—	103	(387)	(11)	(f)	(295)

Net income (loss) attributable to controlling interest	$(33)	$(10,125)	$2,089	$1,388		$(6,681)

Per share data:
Weighted average number of common shares outstanding:
Basic	518,736	45,682,914		66,026,843	(d) (h)	112,228,493

Net income (loss) per common share
Basic	$(0.06)	$(0.22)				$(0.06)

See accompanying Notes to Pro Forma Combined Financial Statements

CARBON NATURAL GAS COMPANY, NYTIS EXPLORATION (USA) INC. & ACQUIRED ING ASSETS

Pro Forma Combined Statement of Operations

(unaudited)

	Historical
	Three Months	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,
	2010	2010	2010	2010	Pro Forma
			Nytis	Acquired	Adjustment for	Adjustment for
	Carbon Natural Gas Company		Exploration	ING	Acquired	Reverse
In thousands, except per share data	(formerly St. Lawrence Seaway Corporation)		(USA) Inc.	Assets	ING Assets	Merger	Notes	Combined
Revenue:
Oil and gas	$—	$—	$4,880	$8,408	$—	$—		$13,288
Commodity derivative gain	—	—	691	—	—	—		691
Other income	—	—	360	342	—	—		702
Total revenue	—	—	5,931	8,750	—	—		14,681

Expenses:
Lease operating expenses	—	—	1,053	615	—	—		1,668
Transportation and processing costs	—	—	444	2,915	(2,489)	—	(a)	870
Production and property taxes	—	—	431	388	—	—		819
General and administrative	12	29	3,094	—	—	—		3,135
Depreciation, depletion and amortization	—	—	1,540	—	1,942	—	(b)	3,482
Accretion of asset retirement obligations	—	—	17	—	66	—	(g)	83
Total expenses	12	29	6,579	3,918	(481)	—		10,057

Operating income (loss)	(12)	(29)	(648)	4,832	481	—		4,624

Other income and (expense):
Interest income	—	—	38	—	—	—		38
Interest expense	—	—	(352)	—	—	—		(352)
Equity investment income	—	—	23	—	—	—		23
Sale of medical investment	100	—	—	—	—	—		100
Gain on sale of oil and gas properties	—	—	10,104	—	—	—		10,104
Total other income and (expense)	100	—	9,813	—	—	—		9,913

Income (loss) before income taxes	88	(29)	9,165	4,832	481	—		14,537

Provision for income taxes	—	—	5,404	—	—	—		5,404

Net income (loss)	88	(29)	3,761	4,832	481	—		9,133

Net (income) loss attributable to non-controlling interests	—	—	(941)	(855)	(140)	—	(f)	(1,936)

Net income (loss) attributable to controlling interest	$88	$(29)	$2,820	$3,977	$341	$—		$7,197

Per share data:
Weighted average number of common shares outstanding:
Basic	518,736	518,736			66,026,843	45,682,914	(d) (h)	112,228,493

Net income (loss) per common share
Basic	$0.17	$(0.06)						$0.06

See accompanying Notes to Pro Forma Combined Financial Statements

CARBON NATURAL GAS COMPANY

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (Unaudited)

Note 1 — Financial Statement Presentation

The unaudited pro forma combined statement of operations for the six months ended June 30, 2011 was based on the unaudited statement of operations of Carbon Natural Gas Company, the unaudited 2011 pre-merger expenses of SLSC and the unaudited statement of revenues and direct operating expenses of the ING Assets for the six months ended June 30, 2011, together with pro forma adjustments to give effect to the acquisition as if it occurred on January 1, 2010.  The unaudited pro forma combined statements of operations for the year ended December 31, 2010 was based on the unaudited 2010 pre-merger expenses of SLSC, the audited statement of operations of Nytis Exploration (USA) Inc. for the year ended December 31, 2010, and the audited statement of revenues and direct operating expenses of the ING Assets for the year ended December 31, 2010, together with pro forma adjustments to give effect to the acquisition as if it occurred on January 1, 2010.

These unaudited pro forma combined financial statements are provided for illustrative purposes and do not purport to represent what the Company’s results of operations or financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition. These unaudited pro forma combined financial statements should be read in conjunction with the Company’s Annual Report on Form 8K/A, dated April 15, 2011.

Note 2 — Adjustments to Pro Forma Combined Statements of Operations for the Six Months Ended June 30, 2011 and the Year Ended December 31, 2010

(a)        The Company assumed certain long-term firm transportation contracts in the ING Asset acquisition and recorded the fair value of the obligation as a liability.  To give effect to the acquisition as if it occurred on January 1, 2010, transportation costs for the acquired properties have been adjusted for the assumed firm transportation contract costs which would have been recorded as a reduction of the liability rather than an expense of the period as the Company will not be using these firm transportation contracts but will still be required to pay the obligation.

(b)       Record additional depreciation, depletion and amortization expense using the full cost method of accounting based on the fair value of the ING Assets and related production for the periods.

(c)      Non-recurring expenses associated with the acquisition of the ING Assets.

(d)       Reflects additional shares of common stock issued primarily to fund the acquisition of the ING Assets.  The additional common shares issued reflect the conversion of the Series A Convertible Preferred Stock into $.01 per value common stock.

(e)        The ING Assets were included in the June 30, 2011 balance sheet of the Company and the Company’s historical statement of operations for the six months ended June 30, 2011 included an impairment for oil and gas properties.  This adjustment is made to decrease the impairment of oil and gas properties for the six months ended June 30, 2011 to reflect the impact of the additional depreciation, depletion and amortization recorded in note (b) above.  The Company did not record an impairment expense in the year ended December 31, 2010.

(f)          Record net income attributable to non-controlling interests in ING Assets.

(g)       Record estimated accretion for the periods related to asset retirement obligation for the ING Assets based on the fair value of the obligation.

(h)       To adjust the calculation of weighted average shares outstanding as if all the shares issued in connection with the merger by St. Lawrence Seaway Corporation had been issued as of January 1, 2010.